Prospectus Supplement No. 5 (to Prospectus dated July 24, 2007)	Filed Pursuant to Rule 424(b)(7) Registration No. 333-144819

$200,000,000 1.00% Convertible Senior Notes due 2027

This prospectus supplement supplements the prospectus dated July 24, 2007 and the prospectus supplements dated August 29, 2007, September 24, 2007, October 18, 2007 and November 30, 2007 (together, the “prospectus”) relating to the resale by certain selling securityholders of our 1.00% Convertible Senior Notes due 2027 (the “notes”) and the shares of our common stock issuable upon conversion of the notes.

You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes or supplements the information contained in the prospectus.

Investing in the notes and our common stock issuable upon conversion of the notes involves risks that are described in the “Risk Factors” section of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 29, 2008.

SELLING SECURITYHOLDERS

The information in the prospectus in the table under the caption “Selling Securityholders” is amended by adding the information below “Additional Selling Securityholders” table regarding certain selling securityholders.

The information set forth below is based on information provided by or on behalf of the selling securityholders prior to the date hereof. Information concerning the selling securityholders may change from time to time. The selling securityholders may from time to time offer and sell any or all of the securities under the prospectus. Because the selling securityholders are not obligated to sell the notes or any shares of common stock issuable upon conversion of the notes, we cannot estimate the amount of the notes or how many shares of common stock that the selling securityholders will hold upon consummation of any such sales. In addition, since the date on which a selling securityholder provided this information to us, such selling securityholder may have sold, transferred or otherwise disposed of all or a portion of its notes or common shares issuable upon conversion of its notes.

Unless described below, based upon information provided by the selling securityholders prior to the date hereof, none of the selling securityholders beneficially owns in excess of 1% of our outstanding common stock.

	Principal Amount of Notes Beneficially	Number of Shares of Common Stock
Name	Owned and Offered Hereby	Beneficially Owned(1)(2)	Offered Hereby(1)
Caisse de dépôt et placement du Québec(3)	5,000,000	111,295	101,677
Bayerische Hypo-und Vereinsbank AG(4)	15,000,000	305,032	305,032

(1)

Includes shares of common stock issuable upon conversion of notes, assuming conversion of all the named selling securityholder’s notes at the initial conversion rate of 20.3355 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described in the prospectus under “Description of Notes—Conversion Rights—Payment Upon Conversion” and “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” As a result, the number of shares of common stock issuable upon conversion of the notes beneficially owned and offered by the named selling securityholder may increase or decrease in the future.

(2)

In addition to shares of common stock issuable upon conversion of the notes as described in footnote (1), also includes shares of common stock identified to us by the selling securityholder as owned by it.

(3)

Jean-Francois Santerre, as representative of this securityholder, has sole dispositive power over the securities held by this securityholder; and Ginette Depelteau, as representative of this securityholder, has sole voting power over the securities held by this securityholder. The address of this securityholder is 1000, place Jean-Paul-Riopelle, Montreal, Quebec Canada H2Z 2B3.

(4)	The address of this securityholder is Arabellastr. 12, 81925 Munich, Germany.

Information about other selling securityholders will be set forth in other prospectus supplements, if required.

Except as noted above, based upon the information provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

Selling securityholders who are registered broker-dealers or affiliates of registered broker-dealers may be deemed to be “underwriters,” within the meaning of the Securities Act, with respect to the securities it sells pursuant to the prospectus. To our knowledge, no selling securityholder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.